Exhibit 1

China Finance Online announces resignation of an independent director

Beijing, China, April 17, 2015 – China Finance Online Co. Limited (“China Finance Online”, or the “Company”, “we”, “us” or “our”) (NASDAQ GS: JRJC), announced that Mr. Rongquan Leng, an Independent Director of the Board of Directors of the Company, has tendered the resignation from the Company’s Board of Directors for personal reason, effective from April 17, 2015.  Mr. Leng was a member of the Audit Committee, Compensation Committee and Nominations Committee. The Company thanks Mr. Leng for his contribution during the period he worked for the Company.  It was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices. The Company intends to promptly commence a search for an Independent Director candidate and add such director to the Board as soon as practicable.

Safe Harbor Statement

This press release contains forward-looking statements which constitute “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. The statements contained herein reflect management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of the Company.  These risk factors and uncertainties include, amongst others, the changing customer needs, regulatory environment and market condition that we are subject to; the uneven condition of the world and Chinese economy that could lead to volatility in the equity markets and affect our operating results in the coming quarters; the impact of the changing conditions of the mainland Chinese stock market, Hong Kong stock market and global financial market on our future performance; the unpredictability of our strategic transformation and growth of new businesses, including our precious metal trading service; the prospect of our margin-related business and the degree to which our implementation of margin account screening and ongoing monitoring will yield successful outcome; the degree to which our strategic collaborations with partners will yield successful outcome; the prospect for China’s high-net-worth and middle-class households; the prospect of equipping our customer specialists with new technology, tools and financial knowledge; wavering investor confidence that could impact our business; and possible non-cash goodwill, intangible assets and investment impairment may adversely affect our net income. Further information regarding these and other risks is included in the Company’s filings with the U.S. Securities and Exchange Commission, including its annual report on Form 20-F under “Forward-Looking Information” and “Risk Factors”. The Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under applicable law.

Contact:

Xiaoli Xing
China Finance Online Co. Limited
+86-10-5832-5288
ir@jrj.com